UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2008

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation & Organization Committee (the “Committee”) of the Board of Directors of Avista Corporation (“Avista Corp.” or the “Company”) is responsible for all aspects of executive officers’ compensation arrangements, including approval of all employment, retention, severance, and change of control agreements. On November 13, 2008 the Committee approved a new plan design for the executive performance-based annual cash incentive plan. The new plan design will be implemented beginning in 2009. The annual cash incentive plan is designed to align the interests of senior management with shareholder interests, as well as customer service levels to achieve overall positive financial performance for the Company.

The 2009 annual cash incentive plan includes utility operations performance targets and earnings performance targets. The Company will pay an annual cash incentive based upon each performance target that is met. The performance targets are as follows:

Utility Operations Targets:

Utility operating and maintenance costs per customer (O&M cost). The O&M cost is a measure that is directly related to maintaining reliable, cost-effective service levels to run the Company’s business efficiently. Thirty percent of the overall award will depend on attaining an O&M cost goal. The actual amount paid, related to the O&M target, could increase (up to 150% of the O&M cost target award) or decrease (as low as 0% of the O&M cost target award) depending on the Company’s actual performance.

Customer Satisfaction Rating. This is derived from our Voice of the Customer survey, which is conducted each quarter. This survey is used to track satisfaction levels of customers that have had recent contact with our call center or service center. Six percent of the overall award will depend on attaining a customer satisfaction goal. The annual cash incentive (related to this target) will only be paid if the Company meets the target.

System Average Interruption Frequency Index (SAIFI). The Company also tracks the average number of sustained outages per customer. Two percent of the overall award will depend on attaining a SAIFI goal. The annual cash incentive (related to this target) will only be paid if the Company meets the target.

Customer Average Interruption Duration Index (CAIDI). Providing reliable energy to our customers is the backbone of the Company’s business, and the Company tracks the average restoration time for sustained outages that affect our customers. Two percent of the overall award will depend on attaining a CAIDI goal. The annual cash incentive (related to this target) will only be paid if the Company meets the target.

Earnings Performance Targets:

Utility Operations earnings per share (EPS). Fifty percent of the overall award will depend on attaining an EPS goal of the utility operations. The actual amount paid, related to the Utility EPS target, could increase (up to 150% of the utility EPS target award) or decrease (as low as 0% of the Utility EPS target award) depending on the Company’s actual performance.

Non-utility operations EPS (Non-utility EPS). Ten percent of the overall award will depend on attaining an EPS goal of the non-utility operations. The actual amount paid, related to the non-utility EPS target, could increase (up to 150% of the Non-utility EPS target award) or decrease (as low as 0% of the Non-utility EPS target award) depending on the Company’s actual performance.

The following table summarizes the potential annual cash incentive payouts under the new plan design:

	Utility Operations Targets				Earnings Performance Targets
	O&M Cost 30%	Customer Satisfaction Rating 6%	SAIFI 2%	CAIDI 2%	Utility EPS 50%	Non-utility EPS 10%
Level
Threshold	50%	0%	0%	0%	50%	50%
Target	100%	100%	100%	100%	100%	100%
Exceeds	150%	100%	100%	100%	150%	150%

Targets for each performance measurement, as well as the target annual cash incentive award opportunities for each executive officer for 2009 will be established by the Committee in early 2009.

The executive annual cash incentive plan for 2003 through 2008 had two levels of performance targets. The first level consisted of “Standard Performance Triggers” (SPTs). The SPTs included the Customer Satisfaction Rating, SAIFI, CAIDI as well as a capital spending target. The second level consisted of additional financial and operating goals that included Corporate EPS, Utility EPS and O&M Cost per customer. If none of the SPTs were satisfied, the Company did not pay executive officers an annual cash incentive amount. If one or more of the SPTs were satisfied, the Company would allocate funds to the annual cash incentive pool, but would pay annual cash incentive amounts to the executive officers only if the Company also satisfied one or more of the additional financial and operating targets. For further details refer to the Avista Corp. Proxy Statement filed with the Securities and Exchange Commission on March 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: November 19, 2008	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel
and Chief Compliance Officer